                                                                   EXHIBIT 10.29


                     SETTLEMENT AGREEMENT AND MUTUAL RELEASE

         This Settlement Agreement and Mutual Release ("Agreement") is made and entered into this 16th day of October 2002, by and among Peabody Western Coal Company ("Peabody"), on the one hand, and Southern California Edison Company ("Edison"), Salt River Project Agricultural Improvement and Power District ("SRP"), the City of Los Angeles by and through the Department of Water and Power ("LADWP"), and Nevada Power Company ("NPC"), on the other hand (collectively referred to in this Agreement as the "Participants"). Peabody and the Participants are hereinafter sometimes individually referred to in this Agreement as a "Party" and collectively as the "Parties."

I. RECITALS

         A. Peabody owns and operates the Black Mesa Mine ("BMM"), a surface coal mine located in Northeastern Arizona, under leases between Peabody and the Navajo and Hopi Tribes ("Indian Leases"). BMM includes an undivided forty percent (40%) share of all facilities used jointly with the Kayenta Mine ("Joint Facilities").

         B. The Participants own and operate the Mohave Generating Station ("MGS"), a coal-fired electric power plant located in Clark County, Nevada.

         C. Peabody, through its predecessor in interest, Peabody Coal Company ("PCC") and the Participants entered into the Amended Mohave Project Coal Supply Agreement ("CSA") on May 26, 1976, in which Peabody agreed to sell and deliver and the Participants agreed to purchase and receive, the coal requirements of the MGS as provided for in the CSA.

         D. By document dated March 26, 1985, PCC and the Participants entered into a Memorandum of Administrative Guidelines ("MOAG") setting forth certain procedures to be employed in the administration of the CSA.

         E. Effective as of December 31, 1995, PCC assigned all of its rights, obligations and interests in the Indian Leases, the CSA, and the MOAG to Peabody.

         F. Pursuant to the CSA, PCC and later Peabody has mined, and Peabody continues to mine, coal from the BMM and ships it to the MGS by means of a slurry pipeline. The MGS is BMM's only customer, and BMM is the sole source of coal for the MGS.

         G. Pursuant to Section 1.01 of the CSA, the Initial Term of the CSA ends on December 31, 2005. The Participants have the right to extend the



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Initial Term for a period or periods of time not exceeding fifteen (15) years, as provided in Sections 1.02 and 1.03 of the CSA. As of the date of this Agreement, however, the Participants have not elected to exercise their extension right.

         H. Beginning in 1994, certain disputes arose between PCC and the Participants about the financial responsibility for two categories of mining costs: (1) Retiree Health Care Costs ("RHCC") and (2) Final Reclamation Costs ("FRC"). RHCC refers to the costs alleged to be recoverable from the Participants under the CSA, whether accounted for on a cash, accrual or other basis, of health care benefits (including, but not limited to, any medical, dental, vision or mental health care), and life insurance Peabody will or may provide after 2005 for retired Peabody employees at the BMM who, upon satisfying certain vesting requirements, are or would be entitled to receive such benefits from Peabody for themselves and/or their dependents, including forty percent (40%) of all such costs relating to the Joint Facilities. FRC refers to the costs alleged to be recoverable from the Participants under the CSA, whether accounted for on a cash, accrual or other basis, of closing, decommissioning and reclaiming the BMM after 2005, including environmental monitoring, to comply with Peabody's reclamation obligations under applicable requirements, including forty percent (40%) of all such costs relating to the Joint Facilities and also including costs for bonding, insurance, security, administration, taxes and other items as described in Donald Schaible's June 2000 report in the Action (as defined in recital I below). RHCC and FRC are sometimes jointly referred to in this Agreement as "the Disputed Costs." The Parties' respective estimates of the Disputed Costs prepared before the mediation referenced below in recital K were based upon the CSA expiring December 31, 2005, and do not represent the amount of costs Peabody may experience if the CSA is extended beyond December 31, 2005. The assignment referenced above in recital E included all of PCC's claims and rights against the Participants with respect to the Disputed Costs. Accordingly, references in this Agreement to RHCC, FRC or the Disputed Costs include the subject costs in dispute regardless of whether they concern the period before or after PCC's assignment to Peabody. The Participants disputed PCC's claim for recovery of RHCC and FRC.

         I. While attempting to negotiate a resolution of the foregoing dispute, Peabody and the Participants entered into a "Non-Waiver Agreement," which had an effective date of December 12, 1994. On June 20, 1996, after the Parties were unable to negotiate a resolution of their dispute, the Participants filed an action against Peabody in the Superior Court of Maricopa County, Arizona (the "Court"), entitled "Southern California Edison Company, et al. vs. Peabody Western Coal Company," Case No. CV 96-10844 (the "Action"), seeking a declaratory judgment that the Participants do not owe the Disputed Costs. Peabody filed a counterclaim in the Action seeking both a declaratory judgment on that question and damages. After the Court



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realigned the parties, the Participants asserted a counterclaim for damages for alleged overpayments to Peabody under the CSA for certain reclamation costs. The Participants and Peabody each asserted numerous affirmative defenses to the others' claims.

         J. For several years, the Parties have engaged in extensive discovery and motion practice regarding the claims in the Action and the Disputed Costs. Additionally, the Court has issued several interlocutory opinions or rulings regarding various issues, including without limitation, liability for FRC and RHCC and several defenses to liability asserted by the Participants.

         K. The Parties engaged in settlement discussions and, on June 17, 2002, participated in a full-day mediation conducted by Antonio Piazza, at which time the Parties reached a tentative settlement agreement in principle to resolve all claims and counterclaims that were asserted, or could have been asserted, in the Action pertaining to the Disputed Costs.

         L. Without admitting any liability for the various disputes and claims between and among them, the Parties have now jointly prepared this Agreement to fully and finally resolve all claims and counterclaims that were asserted, or could have been asserted, in the Action pertaining to the Disputed Costs.

NOW THEREFORE, the Parties agree as follows:

II. COVENANTS

         1.       Settlement Payments By the Participants.

         1.1 Principal Payment. In consideration of the covenants, undertakings, releases and other consideration provided for herein, the Participants shall, subject to the provisions of paragraph 2, pay Peabody the principal amount of Thirty-One Million Dollars ($31,000,000.00) (the "Principal") in the manner specified below.

         1.2 Interest. The Participants shall further pay to Peabody interest on the unpaid balance of the Principal at the annual rate of eight percent (8%), with interest accruing beginning on September 1, 2002 (the "Interest").

         1.3 Installments. Subject to paragraphs 1.4 and 1.5, the Participants shall pay the Principal and Interest in thirty-six (36) equal monthly installments of Nine Hundred and Ninety-Four Thousand Six Hundred and Thirty-Five Dollars and



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                  Thirteen Cents ($994,635.13) commencing in January 2003 (the
                  "Installments"). Each monthly Installment shall be due concurrently with the date on which payment is due under the CSA for coal delivered in the previous month. For example, if the payment for coal delivered in December 2002 is due on January 19, 2003, then the first Installment payment required under this paragraph shall likewise be due on January 19, 2003. The amount of the Installments reflects the Interest provided for in paragraph 1.2 but not royalties and taxes provided for in paragraph 1.5. Except as provided for in paragraph 1.4 with respect to advance payments of Installments due in future months (as to which interest shall be adjusted as specified in paragraph 1.4 and Exhibit A to this Agreement), if the Participants pay each currently due Installment concurrently with a timely payment of the regular monthly coal payment due under the CSA for deliveries by Peabody in the preceding month, no adjustment for the Interest component of the Installment shall be required regardless of whether the date of each actual Installment payment corresponds to the date (the 18th day of each payment month) that was assumed by the Parties in Exhibit A for the purpose of calculating the amount of the monthly Installments. If the Participants fail to timely pay any Installment for reasons other than those provided for below in paragraph 2, interest shall accrue on the overdue Installment at the annual rate of eight percent (8%) from the date that the Installment was due until the date the Installment is paid.

         1.4 Prepayment. Any or all of the Participants may, concurrently with the making of any regular monthly coal payment under the CSA, pay, without penalty, any or all of the Installments or portion thereof prior to the due date that would otherwise apply under paragraph 1.3. If, in accordance with the preceding sentence, any or all of the Participants pay any Installment or portion thereof prior to the due date described in paragraph 1.3, the amount of such Installment payment shall be discounted by the amount of Interest, calculated at the annual rate of eight percent (8%), avoided as a result of paying the Installment or portion thereof prior to the due date. For convenience, the Parties have attached hereto as Exhibit A a table that shows, on a monthly basis beginning with September 2002, and on both a collective and individual Participant basis, the agreed to net present value at such eight percent (8%) discount rate of all remaining unpaid Installments (including, for the months beginning January 2003, the Installment that is scheduled to be paid to Peabody in that month) based on an assumed payment date of the 18th day of each of the months shown in the table



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                  (recognizing that the actual payment date may vary from the
                  18th of the month as provided for in paragraph 1.3 and in this paragraph 1.4) and assuming also that all prior required Installments have been paid when due and no advance payment of any Installment under the provisions of this paragraph 1.4 has previously been made by a Participant. Unless a particular advance payment (either by an individual Participant or jointly by two or more Participants) leaves no balance owing to Peabody by any of the Participants, the Parties shall, within ten (10) business days after the making of any advance payment(s), recalculate the monthly amount of the remaining Installments that are due from the Participants as to which a balance is still owing. Exhibits A and A-1 hereto illustrate an example prepayment scenario under this paragraph 1.4.

         1.5 Royalties and Taxes. Consistent with and pursuant to the provisions of the CSA pertaining to royalties and taxes, including but not limited to the provisions in section 6.02 regarding protests and refunds, the Participants shall pay to Peabody the royalties and taxes associated with the payments made by the Participants under this Agreement. In accordance with the historical billing practice under the CSA with respect to payments for coal delivered, the royalties and taxes associated with each Installment shall be paid by the Participants to Peabody concurrently with the payment of the Installment and at the same royalty and tax rates as apply to coal delivered by Peabody in the month preceding the Installment payment (which rates shall be identified by Peabody in its coal invoices to the Participants under the
                  CSA). Royalties and taxes associated with an advance payment made by a Participant as provided in paragraph 1.4 shall be the responsibility of the Participant which makes such advance payment and shall be paid to Peabody concurrently with the advance payment at the same royalty and tax rates as apply to coal delivered by Peabody in the month preceding the advance payment (which rates shall be identified by Peabody in its coal invoices to the Participants under the CSA). If Peabody subsequently receives a refund or credit of all or any portion of a royalty or tax reimbursement payment made by the Participants, or any of them, in connection with the payment of any Installment, Peabody shall promptly transmit or credit to the appropriate Participant(s) the full amount of the refund or credit, including any interest paid or credited to Peabody by the entity making the refund or giving the credit.



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         1.6      No Joint and Several Liability. All payment obligations of the
                  Participants under this Agreement shall be several and not joint and shall be in the proportion of their respective interests in the Mohave Project, which are as follows: Edison:
                  56%; SRP: 20%; LADWP: 10%; NPC: 14%.

         1.7 Default in Payment. If a Participant defaults in payment of its proportionate share of any Installment required under paragraph 1 of this Agreement, such default shall constitute, as to that Participant only, a breach of both this Agreement and the CSA. Such default by a particular Participant shall not, however, be deemed a breach of either this Agreement or the CSA by any Participant who is not in default of its obligations under paragraph 1 of this Agreement.

         2. Effect of Subsequent Events on Participants' Settlement Payment Obligation.

         2.1 Cessation of Coal Purchases. If the Participants terminate the CSA prior to December 31, 2005, or if they otherwise stop accepting coal deliveries from Peabody before that date (other than as a result of the circumstances described in the first sentence of paragraph 2.2), the Participants shall not, by virtue of such early termination or cessation of coal purchases, be entitled to any offset or reduction in the payments specified in paragraphs 1.3 and 1.5 above (other than those that result from advance payments as provided for in paragraph 1.4).

         2.2 Offset for Deficiency in Coal Delivery. If during any month from September 2002 through November 2005 Peabody fails, for a reason other than a force majeure (as defined in Section 14 of the CSA), to deliver coal to the Black Mesa Pipeline in the quantities required by the CSA (a "Deficient Delivery"), the Participants shall be entitled to a prorated offset against the payments specified in paragraph 1 above. For purposes of the preceding sentence, any coal that is properly rejected by the Participants under Section 5.04 of the CSA that is in excess of the first 100,000 tons of coal that has been so rejected following the date of this Agreement shall not be included in determining the quantity of coal delivered by Peabody in a particular month. If a Deficient Delivery occurs during the months of September, October or November of 2002, the prorated offset for each such month in which the deliveries are deficient shall be computed by multiplying $203, 835.62 for September, $210,630.14 for October, and $203,835.62 for November (i.e. the amount of interest which will accrue each such month on the $31,000,000



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                  Principal) times the percentage by which Peabody's delivery of coal for such month was deficient, and the offset shall be applied against the Installment due in January 2003. If a Deficient Delivery occurs during any month from December 2002 through November 2005, the prorated offset for each such month in which the deliveries are deficient shall be computed by multiplying $994,635.13 times the percentage by which Peabody's delivery of coal for such month was deficient, and each such offset shall be applied against the Installment that is due the following month, or, if the balance owed by the Participants under this Agreement at that time is insufficient to permit the offset in full, any excess over the amount offset shall be refunded by Peabody to the Participants within twenty (20) days after the end of the month in which the deliveries were deficient. The provisions of this paragraph
                  2.2 are for the purposes of this Agreement only and, as provided for in paragraph 5.4, shall not be construed as modifying or otherwise affecting Peabody's delivery obligations under the CSA.

         2.3 No Release of Other Claims. Other than with respect to the Parties' respective claims and defenses related to the Disputed Costs, which are resolved by this Agreement, nothing in this paragraph or this Agreement shall be read as limiting or otherwise restricting the damages or other remedies that either the Participants or Peabody may seek for any alleged breach of the CSA.

3.       Claims by Third Parties.

         3.1 Position of the Parties and Cooperation. The Parties agree and believe that the payments and other undertakings in this Agreement should not cause or result in any claims by third parties. Specifically, but without limitation, the Parties do not believe that interest, penalties or late payment charges can or should be assessed on any royalty or tax payments associated with the payments made by the Participants as provided for herein. In the event this position of the Parties is challenged by the Navajo Nation, the Hopi Tribe, the United States on behalf of the Tribe(s), the State of Arizona, and/or any agencies, departments, courts, tribunals, or political subdivisions of the foregoing, or by any other third parties (collectively, "Governmental Entities"), then the Parties agree to cooperate with one another in good faith to defend against such a challenge. Notwithstanding the foregoing, neither Party shall be responsible to the other for such claims by third parties except as expressly provided for herein.



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         3.2      Post-12/11/94 Governmental Claims.

         3.2.1 Included Claims. If any Governmental Entity asserts a claim or challenge to the Parties' position mentioned in paragraph 3.1 above in connection with the payments provided for in this Agreement, which claim or challenge relates, in whole or in part, to additional liabilities (including, but not limited to, interest, penalties, late payment charges, legal fees and other litigation costs) Peabody is alleged to have to any such Governmental Entity based on a claim or determination by a Governmental Entity that royalties or taxes that are the responsibility of the Participants under paragraph 1.5 of this Agreement became due earlier than the dates of associated payments made by the Participants pursuant to paragraphs 1.1 through 1.4 of this Agreement but after December 11, 1994 ("Post-12/11/94 Governmental Claims"), then the Parties agree to the following procedure, and the Participants agree to indemnify Peabody, in accordance with the provisions of paragraphs 3.2.2 through 3.2.5 of this Agreement.

         3.2.2 Notice and Defense Procedures. Within seven (7) business days after receipt of a Post-12/11/94 Governmental Claim, Peabody shall provide written notification of such claim to the Participants. Within twelve (12) business days after their receipt of Peabody's notice, the Participants shall provide written instructions to Peabody as to whether it should resist the Post-12/11/94 Governmental Claim or acquiesce to it. If the Participants instruct Peabody to defend against the Post-12/11/94 Governmental Claim, Peabody shall do so until instructed otherwise by the Participants. If no such written instructions are provided by the Participants within such twelve (12) business days period following receipt of Peabody's written notification of such a Post-12/11/94 Governmental Claim, then Peabody may acquiesce to such claim; provided, however, if Peabody determines to defend against such a claim in the absence of any instruction to do so by the Participants, Peabody shall be solely responsible for all associated legal fees and other litigation costs.

         3.2.3 Participation by the Participants. If the Participants instruct Peabody to defend against a Post-12/11/94 Governmental Claim as provided for in paragraph 3.2.2, then the Participants, or any of them, may elect by written notice to Peabody to participate directly with Peabody (a) in any proceeding involving such a claim, and (b) in any communications with other parties to such



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                  a proceeding regarding the merits of the claim or claims.
                  Whether or not such direct participation is sought by the Participants, the Participants shall be entitled (i) to a reasonable opportunity, upon request, to review and comment on any drafts of pleadings or other documents prepared by or on behalf of Peabody prior to the time such pleadings or other documents are filed or otherwise submitted in connection with any proceeding involving a Post-12/11/94 Governmental Claim and (ii) to prompt receipt of copies of all filings in the proceeding and of Peabody's communications to or from other parties in the proceeding. Peabody shall not be entitled to include in invoices to the Participants, or attempt to otherwise pass through to them via any price adjustment mechanism in the CSA, any litigation costs or payments arising from any settlement entered into by Peabody that would resolve, in whole or in part, a Post-12/11/94 Governmental Claim, unless the settlement has been approved in writing by the Participants.

         3.2.4 Indemnity by the Participants. The Participants agree, subject to the provisions of paragraphs 3.2.2, 3.2.3 and 3.2.5, that they shall indemnify, defend and save Peabody harmless from and against any and all Post-12/11/94 Governmental Claims, including, but not limited to, interest, penalties, late payment charges, additional royalties and taxes payable with respect to any interest, penalties or late payment charges as may be imposed, reasonable legal fees and other litigation costs incurred by Peabody as a result of its compliance with instructions from the Participants. If Peabody acquiesces to any Post-12/11/94 Governmental Claim with written approval by the Participants or in the absence of written instructions from the Participants in accordance with paragraph 3.2.2, or if a final non-appealable order is issued by an appropriate legal authority which sustains such Post-12/11/94 Governmental Claim, and Peabody is thereby obligated to pay interest, penalties, late payment charges, additional royalties and taxes payable with respect to any interest, penalties or late payment charges as may be imposed, or other charges to a Governmental Entity, the Participants shall, subject to paragraph 3.2.5, reimburse Peabody for such additional amounts. The Participants shall not be liable to Peabody for any interest, penalties or other charges imposed by a Governmental Entity as a result of any filing errors by Peabody or any delay by Peabody in remitting royalties or taxes received by Peabody from the Participants under paragraph 1.5 of this Agreement. Notwithstanding the foregoing, if a Governmental Entity asserts a Post-12/11/94 Governmental Claim but an Award Regarding Pre-12/12/94 Claims (as defined



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                  in subparagraph 3.2.5(b) below) is made in the same
                  proceeding, then paragraphs 3.2.5 and 3.3.2 shall apply instead of this paragraph for the purpose of allocating the indemnity obligations of the Parties.

         3.2.5 Overlapping Claims. To the extent a claim or challenge concerns both Pre-12/12/94 Governmental Claims (as defined in paragraph 3.3.1) and Post-12/11/94 Governmental Claims, then:

                  (a) The Participants shall only be obligated to indemnify Peabody for interest, penalties, late payment charges, additional royalties and taxes payable with respect to any interest, penalties or late payment charges as may be imposed, and other charges, if any, awarded against Peabody or its predecessors with respect to the Post-12/11/94 Governmental Claims ("Award Regarding Post-12/11/94 Claims"); and

                  (b) If the Participants instruct Peabody to defend against the Post-12/11/94 Governmental Claim, the Participants shall only be obligated to indemnify Peabody for reasonable legal fees and other litigation costs in the proportion that the Award Regarding Post-12/11/94 Claims bears to the sum of that award and the amount of interest, penalties, late payment charges, additional royalties and taxes payable with respect to any interest, penalties or late payment charges as may be imposed, and other charges, if any, awarded against Peabody or its predecessors with respect to the Pre-12/12/94 Governmental Claims ("Award Regarding Pre-12/12/94 Claims").

         3.3      Pre-12/12/94 Governmental Claims.

         3.3.1 Indemnity by Peabody. Peabody agrees, subject to the provisions of paragraph 3.3.2, that it shall defend, indemnify and hold the Participants harmless from and against any and all additional liabilities (including, but not limited to, interest, penalties, late payment charges, additional royalties and taxes payable with respect to any interest, penalties or late payment charges as may be imposed, legal fees and other litigation costs) Peabody may have or incur to any Governmental Entity based on a claim by a Governmental Entity that royalties or taxes that are the responsibility of the Participants under paragraph 1.5 of this Agreement became due on a date or dates before December 12, 1994 ("Pre-12/12/94 Governmental Claims"). Notwithstanding the foregoing, if a Governmental Entity asserts a Pre-12/12/94 Governmental Claim but an Award Regarding Post-12/11/94 Claims (as defined in subparagraph 3.2.5(a)



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                  above) is made in the same proceeding, then paragraphs 3.2.5 and 3.3.2 shall apply instead of this paragraph for the purpose of allocating the indemnity obligations of the Parties.

         3.3.2 Overlapping Claims. To the extent a claim or challenge concerns both Pre-12/12/94 Governmental Claims and Post-12/11/94 Governmental Claims, Peabody shall only be obligated to indemnify the Participants for any Award Regarding Pre-12/12/94 Claims. Peabody's reasonable legal fees and other litigation costs shall, in this situation, be shared pro rata by the Participants (considered as a single party for this purpose) and Peabody in accordance with their respective shares of the liability for interest, penalties or other charges that is assessed against Peabody or its predecessors in the relevant proceeding or proceedings (i.e., in the same manner described in subparagraph 3.2.5(b)); provided, however, that such sharing shall not apply to legal fees and other litigation costs for which Peabody is solely responsible under paragraph 3.2.2.

         3.4 Definition of Litigation Costs. As used in this paragraph 3, the term "litigation costs" means reasonable charges by courts, court reporters, outside legal counsel, outside experts, and mediators, and reasonable charges of a similar nature, and does not include any internal costs of the Parties.

         4.       Mutual Releases and Dismissal of Action.

         4.1 Release of the Participants by Peabody. For and in consideration of the covenants, undertakings, payments, release and other consideration set forth in this Agreement, and subject to the provisions of paragraph 4.3 below, Peabody, on behalf of itself and each of its predecessors (including, but not limited to, PCC), successors and assigns, by operation of law or otherwise, hereby releases and forever discharges the Participants, their predecessors in interest, and each of their respective past, present and future shareholders, related and affiliated business entities, officers, directors, employees, attorneys, legal representatives, agents, and insurers (all such persons and entities hereinafter collectively referred to as the "Participants Released") from any and all claims, counterclaims, actions or causes of action, demands of any nature whatsoever, past, or present, whether arising out of any alleged violation of any federal or state statute, negligence, breach of contract, fraud, warranty or any other theory, whether legal or equitable, and the consequences thereof, including any claims, losses, costs or damages, including compensatory and punitive damages, in



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                  each case whether known or unknown, liquidated or
                  unliquidated, fixed or contingent, direct or indirect, which Peabody and its related or affiliated business entities, or its predecessors, successors, and assigns ever had, now have, or may in the future claim to have against any of the Participants Released arising from, concerning or pertaining to (i) the Disputed Costs as defined herein, (ii) the Action and/or (iii) any of the claims in the Action, including, but not limited to, all counterclaims in the Action.

         4.2 Release of Peabody by the Participants. For and in consideration of the covenants, undertakings, release and other consideration set forth in this Agreement, and subject to the provisions of paragraph 4.3 below, the Participants, on behalf of themselves and each of their respective predecessors, successors and assigns, by operation of law or otherwise, hereby release and forever discharge Peabody, its predecessors in interest (including, but not limited to, PCC), and each of their respective past, present and future shareholders, related and affiliated business entities, officers, directors, employees, attorneys, legal representatives, agents, and insurers (all such persons and entities hereinafter collectively referred to as the "Peabody Parties Released") from any and all claims, counterclaims, actions or causes of action, demands of any nature whatsoever, past or present, whether arising out of any alleged violation of any federal or state statute, negligence, breach of contract, fraud, warranty or any other legal theory, whether legal or equitable, and the consequences thereof, including any claims, losses, costs or damages, including compensatory and punitive damages, in each case whether known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect, which the Participants and their respective related or affiliated business entities, or their predecessors, successors, and assigns ever had, now have, or may in the future claim to have against any of the Peabody Parties Released arising from, concerning or pertaining to (i) the Disputed Costs as defined herein, (ii) the Action and/or (iii) any of the claims in the Action, including, but not limited to, all counterclaims in the Action.

         4.3 Release Limitation. The releases set forth in paragraphs 4.1 and 4.2 assume that the CSA will terminate on or before December 31, 2005. If the CSA should, instead, be extended beyond that date or replaced by another coal supply agreement whose term ends after December 31, 2005, the provisions of paragraph 6.2 shall apply and such releases shall not apply to the Disputed Costs or be construed to apply to the final reclamation costs or retiree health care costs associated with such extended or replacement agreement.

         4.4 Dismissal of Action. No later than ten (10) business days after the execution of this Agreement, the Parties' respective counsel will execute and file a stipulation for dismissal with prejudice of the Action, with each Party to bear its own respective attorneys' fees and costs, in the form attached as Exhibit B. The Participants may conduct a reasonable audit of Peabody's books and records, to be completed no later than one-hundred eighty (180) days from the effective date of this Agreement, for the purpose of confirming that none of Peabody's attorneys' fees and litigation costs (as defined in paragraph 3.4) incurred in connection with the disputes that are resolved in this Agreement have previously been included in invoices to the Participants under the CSA. If such audit discloses, or Peabody independently learns, that such attorneys' fees and/or litigation costs of Peabody were, in fact, included in any invoices that the Participants have paid, the amount of such attorneys' fees and/ or litigation costs shall be promptly refunded by Peabody to the Participants, without interest. Peabody shall not be obligated to conduct its own investigation of whether any such fees or litigation costs were invoiced to the Participants.

         4.5 Representations and Warranties of the Parties. The Participants represent and warrant, and it is a condition of this mutual release, that they are the sole owners of the claims released by the Participants; that they collectively represent one-hundred percent (100%) of the interests in the MGS; and that the undersigned are duly authorized by their respective governing boards or bodies to execute this Agreement. Peabody represents and warrants, and it is a condition of this mutual release, that it is the sole owner of the claims released by Peabody herein, and that the undersigned is duly authorized by Peabody's board to execute this Agreement.

         4.6 Claims Under this Agreement. It is specifically understood and agreed that the foregoing releases shall not constitute a waiver, release or abandonment of any claim by any Party for breach by any other Party of any term, condition, or provision of this Agreement.

         5.       Effect of Settlement.

         5.1 No Admission of Liability. The Parties, and each of them, acknowledge that this Agreement constitutes the settlement of disputed claims. Nothing herein shall constitute or be deemed to constitute any admission of liability by the Participants or Peabody. The Participants and Peabody expressly deny any and all liability for the claims and/or counterclaims asserted in the Action.

         5.2 The Settlement is Not a Precedent. The Parties agree that this settlement shall not establish a precedent with respect to any other existing or potential dispute under the CSA or under any other coal supply agreement.

         5.3 No Res Judicata or Collateral Estoppel Effect to Court Orders. The Parties agree that the Court orders and rulings in the Action shall not have res judicata or collateral estoppel effect against any of the Participants or Peabody. The Parties agree and recognize that all such orders and rulings were not final and were subject to reconsideration and/or appeal, and that, as a result of this settlement, both Peabody and the Participants have foregone whatever rights they may have had to pursue reconsideration and/or eventual appeal of any such orders and rulings. No Party has waived its rights, if any,
                  (i) to offer or otherwise use such orders and rulings in other proceedings or (ii) to object to such use.

         5.4 Relationship to the CSA and Other Agreements. Except to the extent specifically set forth herein, nothing contained in this Agreement shall be interpreted to amend, supersede or otherwise impact or affect the obligations of or release any claim of any Party under the terms of the CSA, any extension thereof, the MOAG, or any other agreements and memoranda between the Parties regarding or pertaining to the CSA, including, but not limited to, any provision in the CSA, the MOAG or otherwise that provides the Participants with the right to periodically audit Peabody's accounts and records pertaining to its billings to the Participants under the CSA.

         6.       No Double Recovery by Peabody.

         6.1 Absent Post-2005 Coal Deliveries. Peabody acknowledges that unless it supplies coal to MGS after December 31, 2005, pursuant to an extension of the CSA or a new coal supply agreement, the payments required by paragraph 1, as they may be adjusted pursuant to paragraph 2, constitute full satisfaction of any obligation the Participants may have to reimburse Peabody for the Disputed Costs and that, except as provided for in paragraph 3 of this Agreement, no price increases, additional charges or other obligations shall be imposed on the Participants for or as a result of either RHCC or FRC, regardless of any change in the nature or the scope of those costs, including, but not limited to, those that result from changes in accounting or invoicing practices or in either the assumed facts or applicable law. In accordance with the preceding sentence, the price of coal under the CSA for deliveries of coal on or before December 31, 2005 shall not be affected, directly or indirectly, by any payment made or cost incurred pursuant to this Agreement. In addition to the RHCC and FRC that are the subject of the Action and which are addressed in this Agreement, it is expected that during the current remaining term of the CSA Peabody will pay, or will accrue on a short term basis in accordance with Peabody's historical practice relating to BMM, additional amounts in respect of (i) the costs of providing, on or before December 31, 2005, health care, life insurance and related benefits to current retirees and those who will hereafter retire through and including December 31, 2005 and (ii) costs associated with the normal, on-going reclamation of the BMM prior to January 1, 2006 (both categories of such additional amounts, regardless of the manner in which they are accounted for by Peabody, being collectively referred to in this Agreement as "On-Going Costs"). Peabody warrants and represents that it will not attempt to re-categorize or accelerate any RHCC or FRC as On-Going Costs so as to be able to charge the Participants for such costs under the invoicing provisions of the CSA. In order to implement the foregoing, the Parties have further agreed that the following post-CSA procedures and remedies, together with such remedies as may be afforded to the Participants through periodic audits under the CSA of the type referenced in paragraph 5.4 above, shall constitute the sole procedures and remedies for determining whether there has been a double recovery by Peabody and for adjusting therefor.

         6.1.1 Final Reclamation Costs. Subject to paragraph 6.2, Peabody shall not be entitled to bill and recover FRC from the Participants as On-Going Costs. To ensure no such double-recovery with respect to FRC, the Parties have prepared and approved Exhibit C hereto, which summarizes various categories of post-CSA reclamation work, rates for such work, volumes for such work, and related estimated costs for such work. Beginning on January 2, 2006, the Participants shall be permitted to make one or more inspections of the BMM, arrange for aerial photographs to be taken of the BMM, and conduct such reasonable examination and audit of Peabody's books and records (including but not limited to contracts, invoices, ledgers, evidence of payment, other accounting records, aerial photographs, maps and other engineering materials) as are necessary and sufficient (i) to make a meaningful comparison between the post-CSA reclamation work that is expected at that time and the post-CSA reclamation work that was assumed in the preparation of Exhibit C and (ii) to make a meaningful determination as to whether any FRC-related costs not listed directly on Exhibit C (such as bonding expenses, insurance premiums, security and administration costs, and taxes) have been accelerated and billed to the Participants as On-Going Costs. Peabody shall be responsible for maintaining its books and records in a form that will permit the Participants to meaningfully conduct the post-2005 audit referenced above in this paragraph. Upon reasonable request, Peabody shall also cooperate fully in making available to the Participants' inside and outside auditors its relevant books and records, as well as such Peabody personnel as may be required to explain such books and records. The Participants' comparison analysis and audit findings shall be completed and provided to Peabody in writing by June 30, 2006. Peabody shall have thirty (30) days to review the analysis and audit findings. If Peabody objects to all or a portion of the comparison analysis and/or audit findings, the Parties shall attempt to resolve the dispute through good faith negotiations. If the Parties are unable to resolve the dispute through such negotiations, the dispute shall be resolved in a manner to be determined at that time. If Peabody does not object within thirty (30) days and if the comparison analysis and/or audit findings conclude that work that was assumed in Exhibit C to occur post-CSA has already been performed and/or that costs that were assumed to occur post-CSA have already been paid by the Participants (collectively, "Accelerated Work/Costs"), then Peabody shall, except as provided below, refund to the Participants within forty (40) days of its receipt of the comparison analysis and/or audit findings, as applicable, all base refund amounts as determined in accordance with Exhibit C and Schedules 1-4 attached thereto or, in the case of FRC-related costs not directly listed in Exhibit C or its schedules, the amounts paid by the Participants as On-Going Costs, plus the additional amounts specified in paragraph 6.1.3 below. If Peabody objects to the comparison analysis and/or audit findings, then any refund owing to the Participants under this paragraph shall, as to any disputed amounts only, be due and payable ten (10) days following a final determination, either through agreement or another dispute resolution process, of the amount, if any, that is owed by Peabody to the Participants with respect to Accelerated Work/Costs. Refund amounts that are not in dispute shall be due and payable within the forty (40) day period specified above. Notwithstanding the foregoing, no refund shall be due from Peabody to the Participants based on the above-described comparison analysis or audit with respect to a particular item of work or costs if Peabody establishes, to the reasonable satisfaction of the Participants, that the Participants have not been invoiced for such item as an On-Going Cost under the terms of the CSA. Except as provided in Paragraph 6.2, under no circumstances shall the provisions of this Agreement, including this Paragraph 6.1.1, be construed as requiring (a) the Participants to compensate or reimburse Peabody for its actual FRC except through the payments that are provided for in paragraph 1, as they may be adjusted under the provisions of paragraph 2, or (b) Peabody to refund or credit to the Participants any amounts with respect to FRC other than as provided for in this paragraph
                  6.1.1 or as may be determined to be owing to the Participants as a result of an audit under the CSA of the type referenced in paragraph 5.4 (but in no event shall the Participants be entitled to recover the same costs as a refund under this paragraph 6.1.1 and as a refund or credit pursuant to the Participants' audit rights under the CSA).

         6.1.2 Retiree Health Care Costs. Subject to paragraph 6.2, Peabody shall not be entitled to bill and recover RHCC from the Participants as On-Going Costs. To ensure no double-recovery with respect to RHCC, Peabody shall, in all further invoices for coal delivered to MGS through December 31, 2005, continue to invoice the Participants on the historical pay-as-you-go basis for its current costs for retiree health care provided on or before December 31, 2005. To the extent consistent with Peabody's historic practice relating to BMM, such invoices may also include accruals of the estimated amounts of the payments to be made by Peabody within one-hundred eighty (180) days thereafter for medical care provided to eligible retirees and their eligible dependents by the end of the month covered by the coal invoice but not reported to Peabody by that date ("IBNR Accruals"). IBNR Accruals shall be limited to health care provided on or before December 31, 2005. The Participants shall pay such invoiced costs (both actual retiree health care costs and IBNR Accruals) in the same fashion they have paid them historically on a pay-as-you-go basis. Accordingly, except with respect to the payments that are provided for in paragraph 1, as they may be adjusted under the provisions of paragraph 2, Peabody shall not bill the Participants or otherwise seek reimbursement from them under the CSA or otherwise for any RHCC, whether under Financial Accounting Standard ("FAS")

                  106 or any other mechanism, and shall not seek to recover RHCC as On-Going Costs. The IBNR Accruals billed by Peabody in accordance with this paragraph 6.1.2 shall be subject to the same accounting, adjustment and audit procedures currently and historically employed by the Parties or authorized by the CSA. The Parties agree that the IBNR Accruals will be adjusted to actual costs as soon as practicable but no later than one-hundred eighty (180) days after billing. In order to confirm Peabody's compliance with the foregoing provisions, the Participants shall, commencing January 2, 2006, be entitled to conduct a final audit of Peabody's books and records as they apply to retiree health care costs, which audit shall be completed no later than October 31, 2006. Peabody shall be responsible for maintaining its books and records in a form that will permit the Participants to meaningfully conduct the final post-2005 audit referenced above in this paragraph. Upon reasonable request, Peabody shall also cooperate fully in making available to the Participants' inside and outside auditors its relevant books and records, as well as such Peabody personnel as may be required to explain such books and records. Peabody shall have thirty (30) days to review the audit report. If Peabody objects to all or a portion of the audit report, the Parties shall attempt to resolve the dispute through good faith negotiations. If the Parties are unable to resolve the dispute through such negotiations, the dispute shall be resolved in a manner to be determined at that time. If Peabody does not object within thirty (30) days and if such audit concludes that any RHCC was billed to and paid for by the Participants as an item of On-Going Costs, Peabody shall, within forty (40) days of Peabody's receipt of the audit findings, refund to the Participants the amount of the RHCC they paid as On-Going Costs, plus the additional amounts specified in paragraph
                  6.1.3 below. If Peabody objects to the audit findings, then any refund owing to the Participants under this paragraph shall, as to the disputed amounts only, be due and payable ten
                  (10) days following a final determination, either through agreement or another dispute resolution process, of the amount, if any, that is owed by Peabody to the Participants with respect to RHCC improperly billed to the Participants as On-Going Costs. Refund amounts that are not in dispute shall be due and payable within the forty (40) day period specified above. Except as provided for in paragraph 6.2, under no circumstances shall the provisions of this Agreement, including this Paragraph 6.1.2, be construed as requiring (a) the Participants to compensate or reimburse Peabody for its actual RHCC except through the payments that are provided for in Paragraph 1, as they may be adjusted under the provisions of Paragraph 2, or (b) Peabody to refund or credit to the Participants any amounts with respect to RHCC other than as provided for in this paragraph 6.1.2 or as may be determined to be owing to the Participants as a result of an audit under the CSA of the type referenced in paragraph 5.4 (but in no event shall the Participants be entitled to recover the same costs as a refund under this paragraph 6.1.2 and as a refund or credit pursuant to the Participants' audit rights under the CSA).

         6.1.3 Calculation of Double Recovery Refunds. Refunds to the Participants under paragraphs 6.1.1 and 6.1.2 of FRC or RHCC improperly billed as On-Going Costs shall consist of a base amount or amounts, a royalties and taxes adjustment and an accrued interest component, each of which shall be paid concurrently within the period specified for refunds in paragraphs 6.1.1 and 6.1.2. In the case of FRC, the base amount(s) shall be calculated as specified in Exhibit C to this Agreement and Schedules 1-4 to Exhibit C or, in the case of FRC-related costs not directly listed in Exhibit C or its schedules, shall be equal to the amounts paid by the Participants as On-Going Costs. In the case of RHCC, the base amount(s) shall be equal to the amount of accelerated RHCC that was invoiced to and paid by the Participants. The royalties and taxes adjustment shall be calculated by applying to each base amount subject to refund the royalty and tax rates that were applicable at the time the accelerated FRC or RHCC, as the case may be, was paid by the Participants and shall include any additional royalties and taxes paid in respect of such associated royalties and taxes. If, however, the actual date of payment of the base amount cannot be determined with reasonable certainty, then the royalty and tax rates applicable to Peabody's January 2004 invoice under the CSA for coal delivered in December 2003 shall be applied. Simple interest at eight percent (8%) per annum shall be added to both the base refund amount(s) and the royalties and taxes adjustment. Such interest component shall be calculated for the period beginning when the accelerated FRC or RHCC, as the case may be, was paid by the Participants and extending through and including the date of Peabody's refund payment. If the date of payment by the Participants of accelerated FRC or RHCC cannot be determined with reasonable certainty, then interest on both the base amount and the royalties and taxes adjustment shall be calculated beginning January 1, 2004.

         6.2 During an Extension or Replacement of the CSA. If the CSA is extended pursuant to sections 1.02 and 1.03 of the CSA, or the

                  Parties enter into a replacement coal supply agreement, then the Parties shall take such reasonable steps as are necessary to ensure that: (1) the Participants receive full credit for the payments made by them under this Agreement and for the associated time value of money, with such full credit and associated time value of money to be applied in a manner mutually agreeable to the Parties and incorporated into the extended CSA or replacement coal supply agreement; and (2) the extended CSA or the replacement coal supply agreement shall include provisions that resolve the issue of cost responsibility of the Participants for retiree health care costs and final reclamation costs.

         7.       Miscellaneous Provisions.

         7.1 Calculation of Interest. All interest imposed or deducted pursuant to this Agreement shall be calculated as simple interest, with no compounding.

         7.2 Cooperation of the Parties. The Parties will cooperate with one another in good faith by providing information, allowing access to BMM, and preparing and executing such additional documents as may be reasonably required to effectuate and carry out the purposes of this Agreement. The Participants shall be permitted to make inspections of the BMM, arrange for aerial photographs to be taken of the BMM, and conduct such reasonable examination and audit of Peabody's books and records (including but not limited to accounting records, aerial photographs, maps and other engineering materials) as is necessary and sufficient to effectuate and carry out the purposes of this Agreement and/or to enforce the provisions of this Agreement.

         7.3 Survival of Obligations; Indemnity. Notwithstanding any provisions of this Agreement to the contrary, the warranties, representations and undertakings of this Agreement shall survive the mutual releases herein. Each of the Parties shall indemnify and hold the other Parties harmless from and against any claim, demand, damage, debt, account, liability, obligation, cost, expense, lien, action or cause of action of any nature suffered or incurred as a result of any breach by that Party of a covenant, representation or warranty set forth in this Agreement.

         7.4 Arms-Length Agreement. This Agreement represents a compromise and settlement of certain pending disputes between the Parties and is entered into following arms-length negotiations and mediation. The Parties have read this Agreement carefully and completely, have had the advice and assistance of legal counsel, and have not been influenced to any extent whatsoever by any representations or statements made by any Party other than those in this Agreement. No promises, inducements or considerations have been offered and accepted or given, except as herein set forth.

         7.5 Ambiguities. This Agreement was jointly drafted by the Parties and therefore ambiguities in this Agreement are not to be construed against any Party on the basis that it was the drafter.

         7.6 Amendment. This Agreement may be amended or modified, in whole or in part, only by an agreement in writing executed by all Parties hereto and making specific reference to this Agreement.

         7.7 Waiver. None of the provisions of this Agreement shall be considered waived by a Party unless such waiver is given in writing. The failure of a Party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights under this Agreement shall not be construed as a waiver of any such provisions or the relinquishment of any such rights for the future, but the same shall continue and remain in full force and effect.

         7.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

         7.9 Headings. The headings of the paragraphs of this Agreement are for convenience only and in no way alter, amend, modify, limit or restrict the contractual obligations of the Parties.

         7.10 Binding on Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the Parties hereto and their respective successors and assigns.

         7.11 Entire Agreement. This Agreement, together with the attached exhibits, contains the full and integrated statement of each and every term and provision agreed to by the Parties for purposes of settling the Action. All prior negotiations and agreements between the Parties hereto with respect to the settlement of the Action are superseded by this Agreement, and there are no representations, warranties, understandings or agreements of the Parties relating to the settlement of the Action other than those expressly set forth herein or in an attached exhibit, except as subsequently modified in writing, executed by all parties.

         7.12 Governing Law. This Agreement shall be governed by and construed and interpreted according to the laws of the State of Nevada, determined without reference to conflicts of law principles.

         7.13 Return of Confidential Documents. Within sixty (60) days after the execution of this Agreement by all of the Parties, the Parties, and each of them, shall comply with the provisions of the Stipulation of Confidentiality executed by counsel for the Parties on or about January 30, 1998, and the subsequent letter agreement executed by counsel for the Parties on or about March 2, 2001, requiring the return or destruction of Confidential Materials (and all copies of such documents), including all documents stamped "confidential" pursuant to the Stipulation or letter agreement.

         7.14 Limited Waiver of Mediation Privilege. Notwithstanding any provision of law to the contrary and any confidentiality agreement previously entered into by the Parties, including, but not limited to, the confidentiality agreement executed by the Parties at the time of the mediation referenced in recital K, any of the Parties may, for the limited purpose of demonstrating the reasonableness of this settlement to any regulatory or other governmental authority having jurisdiction over the Party, disclose to such regulatory body or other governmental authority the content of the Parties' negotiations that resulted in this settlement, including, but not limited to, the statements of the Parties' representatives and the mediator at or in connection with the mediation. In making any disclosure as permitted in this paragraph 7.14, the Party making the disclosure shall use reasonable best efforts to seek to have the disclosed information maintained by the regulatory body or other governmental authority as confidential information.

         7.15 No Third Party Rights. This Agreement shall not be interpreted as creating any right or benefits of any kind or nature whatsoever in any third party or class of persons not parties to it.

         7.16 Notices. Notices under this Agreement shall be in writing and shall be deemed properly given if delivered by hand or sent by facsimile (receipt verified), by overnight courier, or by first class mail, postage prepaid to the person specified below:

                  Peabody: PEABODY WESTERN COAL COMPANY
                           Attention: President
                           701 Market Street
                           St. Louis, MO 63101
                           Telephone: 314-342-3400
                           Facsimile: 314-342-3419

                  Edison:  SOUTHERN CALIFORNIA EDISON COMPANY
                           Attention: Manager, Energy Supply & Management 2244 Walnut Grove Avenue
                           Rosemead, California  91770
                           Telephone: 626-302-3241
                           Facsimile: 626-302-3254

                  SRP: SALT RIVER PROJECT AGRICULTURAL IMPROVEMENT AND POWER DISTRICT
                           Attention: Manager, Fuels Department
                           P.O. Box 52025
                           Mail Stop POB 001
                           Phoenix, Arizona  85072
                           Telephone: 602-236-4311
                           Facsimile: 602-236-4322

                  LADWP:   DEPARTMENT OF WATER AND POWER
                           CITY OF LOS ANGELES
                           Attention: Assistant General Manager, Power
                           Generation
                           Department of Water and Power
                           City of Los Angeles
                           111 North Hope Street, Room 1522
                           Los Angeles, CA 90012
                           Telephone: 213-367-4435
                           Facsimile: 213-367-0313

                  NPC:     NEVADA POWER COMPANY
                           Attention: Manager of Fuels
                           6226 West Sahara Avenue
                           Las Vegas, Nevada  89146
                           Telephone: 702-367-5996
                           Facsimile: 702-227-2455

                  Written notices shall be deemed delivered on the fifth business day after deposit in the United States mail, or when received if sent by facsimile or overnight courier or delivered by hand. The designated address of a Party set forth above may be changed at any time upon written notice by the Party given in accordance with this paragraph 7.16.

         7.17 When Effective. This Agreement shall become effective and binding when it has been executed by all of the Parties.

         IN WITNESS WHEREOF, the Parties hereto have caused this Settlement Agreement and Mutual Release to be executed by their duly authorized officers as of the dates set forth under their respective signatures.

PEABODY WESTERN COAL COMPANY


By:
       -----------------------------------
Name:  John L. Wasik
       -----------------------------------
Title: President
       -----------------------------------
Date:
       -----------------------------------


SOUTHERN CALIFORNIA EDISON COMPANY


By:
       -----------------------------------
Name:  Harold B. Ray
       -----------------------------------
Title: Executive Vice President
       -----------------------------------
Date:
       -----------------------------------

SALT RIVER PROJECT AGRICULTURAL
IMPROVEMENT AND POWER DISTRICT


By:
       -----------------------------------
Name:  David G. Areghini
       -----------------------------------
Title: Associate General Manager Power,
       Construction and Engineering
       Services
       -----------------------------------
Date:
       -----------------------------------


NEVADA POWER COMPANY


By:
       -----------------------------------
Name:
       -----------------------------------
Title:
       -----------------------------------
Date:
       -----------------------------------


DEPARTMENT OF WATER AND POWER
THE CITY OF LOS ANGELES
           BY
BOARD OF WATER AND POWER
COMMISSIONERS OF THE CITY OF LOS
ANGELES


By:
       -----------------------------------
Name:  Enrique Martinez
       -----------------------------------
Title: Assistant General Manager
       -----------------------------------
Date:
       -----------------------------------

And

By:
       -----------------------------------
Name:  John C. Burmahln
       -----------------------------------
Title: Secretary
       -----------------------------------
Date:
       -----------------------------------